EXHIBIT 23.3
CONSENT OF EXPERT
      We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. on Form S-3 of (i) the references to our firm and to our report dated October 11, 2005, with respect to estimation of the liability of Maremont Corporation for pending and reasonably estimable unasserted future asbestos-related claims, which are included under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the fiscal year ended September 30, 2005, as updated by the Current Report on Form 8-K of ArvinMeritor, Inc. dated February 27, 2006 and (ii) references to our firm in the Quarterly Report on Form 10-Q of ArvinMeritor, Inc. for the quarter ended April 2, 2006.

/s/ Charles S. Bates

Bates White LLC
Date: May 19, 2006